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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                        VISTA Information Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    928365204
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                                 (CUSIP Number)

                                December 31, 1998
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate therule pursuant to which this schedule is filed

         / /  Rule 13d - 1(b)

         / /  Rule 13d - 1(c)

         /X/  Rule 13d - 1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

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---------------------------                         ----------------------------
CUSIP NO. 928365204                   13G                Page 2 of 5 Pages
---------------------------                         ----------------------------

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  1    NAME OF REPORTING PERSON
       S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas Gay

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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /
                                                                     (b) / /
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  3    SEC USE ONLY


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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
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                             5      SOLE VOTING POWER

     NUMBER OF                      1,118,245
                          ------------------------------------------------------
       SHARES                6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
                          ------------------------------------------------------
      BY EACH                7      SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                       1,118,245
                          ------------------------------------------------------
        WITH                 8      SHARED DISPOSITIVE POWER


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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       1,118,245
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*
       / /
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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.9%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILING OUT!


                               Page 2 of 5 pages
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Schedule 13G
Thomas Gay (cont.)


ITEM 1.

       (a)   Name of Issuer:  VISTA Information Solutions, Inc.

       (b)   Address of Issuer's Principal Executive Offices:

             5060 Shoreham Pl., #300, San Diego, CA 92122

ITEM 2.

       (a)   Name of Person Filing:

             Thomas Gay

       (b)   Address of Principal Business Officer or, if none, Residence:

             c/o VISTA Information Solutions, Inc.
             5060 Shoreham Pl., #300
             San Diego, CA 92122

       (c)   Citizenship:  United Stated

       (d)   Title of Class of Securities:  Common Stock, $0.01 par value

       (e)   CUSIP Number:  928365204

ITEM 3.      STATUS OF PERSON FILING:

             Not applicable.

ITEM 4.      OWNERSHIP

       (a)   Amount Beneficially Owned:

             1,118,245 shares

       (b)   Percent of Class: 7.9%

       (c)   Number of shares as to which such person has:

            (i)    sole power to vote or to direct the vote:  1,118,245 shares

            (ii)   shared power to vote or to direct the vote:  -0-

            (iii)  sole power to dispose or to direct the disposition of:
                   1,118,245 shares

            (iv)   shared power to dispose or to direct the disposition of:
                   0 shares


                               Page 3 of 5 pages
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Schedule 13G
Thomas Gay (cont.)


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP

            Not applicable.

ITEM 10. CERTIFICATION

Certification:

(a)   Not Applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.


                               Page 4 of 5 pages

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Schedule 13G
Thomas Gay  (cont.)


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1999


                                   -------------------------------------
                                   Thomas Gay







                               Page 5 of 5 pages